EXHIBIT 10.1




                                  MORTGAGE NOTE

$4,500,000.00                                                    July 7, 1997


         FOR VALUE RECEIVED, SOLON HOTEL LLC, a New York limited liability company ("MAKER"), promises to pay to the order of GMAC COMMERCIAL MORTGAGE CORPORATION, a California corporation ("PAYEE"), at one of its principal places of business at 8614 Westwood Center Drive, Suite 630, Vienna, Virginia 22182-2233, or at such place as the holder hereof may from time to time designate in writing, the principal sum of FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) (the "LOAN"), or so much thereof as may be advanced to Maker and may be outstanding from time to time, in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Adjustable Rate (as such term is defined in Section 2 hereof), and to be paid in monthly installments on the first day of each calendar month as follows:

         (a) Commencing on the first day of the first full calendar month after the date hereof through August 1, 1998 (the "CUT-OFF DATE"), interest only is payable, in arrears, at the Adjustable Rate, calculated from time to time in accordance with Section 3 hereof; and

         (b) From and after the Cut-Off Date, monthly installments are payable in an amount equal to (i) interest, in arrears, at the Adjustable Rate, calculated from time to time in accordance with Section 3 hereof, PLUS (ii) principal in an amount sufficient to fully amortize the principal balance of the Loan over a period of twenty-five (25) years, adjusted monthly to the current Adjustable Rate, on a self-amortizing basis.

         The entire outstanding principal balance, together with accrued and unpaid interest and any other amounts due under this Mortgage Note (this "NOTE"), shall be due and payable on the Applicable Maturity Date (as such term is defined in Section 1(b) hereof) of the Loan, as determined in accordance with
Section 1 hereof or any earlier acceleration of sums due hereunder.


         1.   LOAN TERM.

         a. The Loan shall be for a term of four (4) years, and shall mature on the fourth (4th) anniversary of the first (1st) day of the first (1st) full calendar month following the date hereof, July 1, 2001 (the "INITIAL MATURITY DATE").

         b. Subject to satisfaction of the following conditions, Maker shall have one (1)



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option to extend the term of the Loan for an additional twelve (12) month period, with such extension period pursuant to the valid exercise of such extension option beginning on the first (1st) day following the Initial Maturity Date (the "EXTENSION PERIOD") and, if so extended, the Loan shall mature on the fifth (5th) anniversary of the first (1st) full calendar month following the date hereof, July 1, 2002 (the "EXTENDED MATURITY DATE"; the Initial Maturity Date or the Extended Maturity Date, as applicable, is hereinafter referred to as the "APPLICABLE MATURITY DATE"). Maker's option to exercise such extension of the term of the Loan is subject to satisfaction of the following conditions:

         (i) Not less than forty-five (45) days prior to the Initial Maturity Date, Maker shall give Payee written notice of its election to extend the term of the Loan (the "ELECTION NOTICE");

         (ii) The payment by Maker to Payee in immediately available funds of an extension fee (the "EXTENSION FEE") in an amount equal to one-half of one percent (0.5%) of the Loan on or before the Initial Maturity Date;

         (iii) At the time the Election Notice is given and on the Initial Maturity Date, no Event of Default (as such term is defined in Section 7 hereof) shall have occurred and be continuing beyond any applicable cure period, and no event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing;

         (iv) The DSCR (as such term is defined in clause (c) below) for the twelve (12) month period immediately preceding the Extension Period shall not be less than 1.30:1.0; PROVIDED, HOWEVER, that Maker shall be entitled to prepay principal sums due under the Loan, without premium, on or before the Initial Maturity Date in order to satisfy the foregoing ratio and such prepayment shall be made without the payment of premiums or additional fees, including the Deferred Financing Fee, unless Maker pays in full all amounts due under this Note;

         (v) If so requested by Payee, Maker shall have provided Payee with (1) an updated title report and/or endorsement reasonably acceptable to Payee; (2) an estoppel from the manager under that certain Management Agreement dated as of June 25, 1997 by and between Maker and Essex Partners Inc. (the "MANAGEMENT AGREEMENT") reasonably acceptable to Payee; (3) an estoppel from the franchisor under that certain License Agreement by and between Maker and Promus Hotels, Inc., a Delaware corporation, reasonably acceptable to Payee, and (4) such other updated information as Payee shall reasonably request;

         (vi) Maker shall execute and deliver such documentation in connection with the extension of the Loan as Payee reasonably may request, including, without limitation, such modifications to the Loan Documents as Payee, its counsel or title agent may reasonably request.

         (c) As used herein, "DSCR" shall mean Debt Service Coverage Ratio for the Property (as hereinafter defined), which shall be the ratio of (i) NOI (as defined in EXHIBIT A attached


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hereto and made a part hereof) produced by the operation of the Property during the twelve (12) calendar month period immediately preceding the calculation to
(ii) the projected payments of principal and interest due under this Note for the twelve (12) calendar month period immediately following the calculation, as reasonably calculated by Payee.


         2.   ADJUSTABLE RATE.

         For the purpose of computing interest due on this Note, the Adjustable Rate shall be the sum of (i) the Current Index (defined below) plus (ii) the Margin (defined below) (the "ADJUSTABLE RATE"). For purposes of this Section, the following definitions shall apply:

         (a) As used herein, the term "BUSINESS DAY" shall mean any day on which banks are not required or authorized to close.

         (b) As used herein, the term "CURRENT INDEX" shall mean the published Index (defined below) that is available on the Rate Adjustment Date (defined below).

         (c) As used herein, the term "INDEX" shall mean the average of London interbank offered rates ("LIBOR") for a term of one month. The one month LIBOR (in U.S. dollar deposits) is obtained from the appropriate Bloomberg display page available as of the close of business on the first Business Day immediately preceding the Rate Adjustment Date. In the event the LIBOR cannot be obtained from Bloomberg, then THE WALL STREET JOURNAL is an acceptable substitute for obtaining the LIBOR rate.

         (d) As used herein, the term "INTEREST PERIOD" shall mean the period commencing on each Rate Adjustment Date and ending on the last day prior to the next succeeding Rate Adjustment Date.

         (e) As used herein, the term "MARGIN" shall mean three hundred twenty-five (325) basis points, which is equivalent to three and one-fourth of one percent (3.25%).

         (f) As used herein, the term "RATE ADJUSTMENT DATE" shall mean the first day of each month.

         If Lender at any time determines, in its sole but reasonable discretion, that is has miscalculated the amount of the Adjustable Rate, then Lender shall give notice to Maker of the corrected amount of the Adjustable Rate, and (i) if the corrected Adjustable Rate represents an increase in the applicable monthly payment, Maker shall, within ten (10) calendar days thereafter, pay to Lender any sums that Maker would have otherwise been obligated under this Note to pay to Lender had the amount of the Adjustable Rate not been miscalculated, or (ii) if the corrected amount of the Adjustable Rate results in an overpayment by Maker to Lender, and Maker is not otherwise in breach or default under any of the terms and provisions of the Note, the Mortgage or any other Loan Document evidencing or securing the Note, then Lender shall



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thereafter pay to Maker the sums that Maker would not have otherwise been obligated to pay to Lender had the amount of the Adjustable Rate not been miscalculated.


         3.   CALCULATION OF INTEREST; APPLICATION OF PAYMENTS.

         (a) Interest on the outstanding principal balance of this Note shall be calculated on the basis of the actual number of days elapsed on a three hundred sixty (360) day year.

         (b) The Adjustable Rate and the amount of interest payable monthly, shall be recalculated by Payee at each Rate Adjustment Date.

         (c) Payments under this Note shall be applied in accordance with the Mortgage (as such term is defined in Section 5(a) hereof). All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.


         4. BALLOON PAYMENT. MAKER UNDERSTANDS AND ACKNOWLEDGES THAT THIS NOTE AND THE OTHER LOAN DOCUMENTS (AS SUCH TERM IS DEFINED IN SECTION 5(C) HEREOF) DO NOT PROVIDE FOR FULL AMORTIZATION OF THE PRINCIPAL SUM AND, THEREFORE, UPON THE APPLICABLE MATURITY DATE OR EARLIER ACCELERATION, A BALLOON PAYMENT OF THE THEN OUTSTANDING BALANCE OF THE PRINCIPAL SUM WILL BE REQUIRED, ALONG WITH PAYMENT IN FULL OF OTHER SUMS DUE HEREUNDER.


         5.   SECURITY FOR THE LOAN.

         (a) This Note is secured by: (i) that certain Open-End Mortgage, Assignment of Leases and Profits, Security Agreement and Fixture Filing dated as of the date hereof from Maker for the benefit of Payee (the "MORTGAGE") affecting the fee simple land and improvements to be constructed and known as the "Hampton Inn" and located at 6035 Enterprise Parkway, in the City of Solon, County of Cuyahoga, and State of Ohio (the "PROPERTY"), (ii) an Environmental Indemnity Agreement dated as of the date hereof from Essex Partners Inc. ("GUARANTOR") and Maker for the benefit of Payee (the "ENVIRONMENTAL AGREEMENT"); (iii) a Guaranty Agreement dated as of the date hereof from Guarantor to Payee (the "GUARANTY AGREEMENT"); (iv) an Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals (the "ASSIGNMENT") dated as of the date hereof from Maker to Payee; (v) an Assignment of Construction Agreements, Plans and Property Agreements; (vi) a Replacement Reserve Agreement (the "RESERVE") dated as of the date hereof from Maker to Payee; and (vii) such other documents now or hereafter executed by Maker and/or Guarantor and by or in favor of Payee, which wholly or partially secure, evidence, govern or guarantee payment of this Note including, without limitation, any collateral assignments and reserve and/or escrow accounts (such other documents, collectively, the "OTHER SECURITY DOCUMENTS").



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         (b) All the covenants, conditions and agreements contained in the
Mortgage, the Environmental Agreement, the Guaranty Agreement, the Assignment, the Reserve and the Other Security Documents (the foregoing documents, together with this Note, are sometimes herein referred to collectively as the "LOAN DOCUMENTS") are hereby made a part of this Note to the same extent and with the same force as if fully set forth herein.


         6. LATE CHARGE. If any sum payable under this Note is not paid on or before the fifth (5th) day after the date such payment is due, Maker shall pay to Payee on demand an additional amount equal to the lesser of: (a) the maximum amount permitted by applicable law; or (b) five percent (5%) of such unpaid sum, to defray the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment, and such additional amount shall be secured by the Mortgage and the other Loan Documents. The additional payments required under this paragraph shall be in addition to and shall in no way limit any other rights and remedies provided for in this Note, the Mortgage or any of the Loan Documents, as well as all other remedies provided by law.


         7. EVENTS OF DEFAULT. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums due under the Loan Documents (all such sums, collectively, the "DEBT"), or any portion thereof, shall without notice become immediately due and payable at the option of Payee: (a) if any payment required in this Note is not paid on or before the fifth (5th) day after the date when due or on the Applicable Maturity Date; (b) upon the occurrence of any other default under this Note which continues for ten (10) days after written notice by Payee to Maker at the address and in accordance with the notice provisions set forth in the Mortgage; or (c) upon the happening of any other Event of Default under and as defined in the Mortgage or any default beyond applicable grace and/or cure periods under any other Loan Document (each of the foregoing, an "EVENT OF DEFAULT"). In the event that Payee retains counsel to collect the Debt or to protect or foreclose the security provided in connection herewith, Maker also agrees to pay on demand all costs of collection incurred by Payee, including reasonable attorneys' fees, for the services of counsel whether or not suit be brought.


         8. DEFAULT RATE INTEREST. Maker does hereby agree that upon the occurrence and continuation of an Event of Default beyond any applicable cure period, including Maker's failure to pay the Debt in full on the Applicable Maturity Date, Payee shall be entitled to receive, and Maker shall pay, interest on the entire outstanding principal balance and any other amounts due at the rate equal to the lesser of: (a) the maximum rate permitted by applicable law; or (b) the variable Adjustable Rate then in effect on the Debt calculated monthly as set forth above PLUS five percent (5%) per annum (the lesser of such rates in (a) or (b) being hereinafter referred to as the "DEFAULT RATE"). Interest shall accrue and be payable at the Default Rate from the occurrence of the Event of Default until all such Events of Default have been fully cured. Interest at the Default Rate shall be added to the Debt, and shall be deemed secured by the Mortgage and the other Loan Documents. This provision, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or



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remedy accruing to Payee by reason of the occurrence of any Event of Default.
The additional payments required under this paragraph shall be in addition to and shall in no way limit any other rights and remedies provided for in this Note, the Mortgage or any of the Loan Documents, as well as all other remedies provided by law.


         9.   PREPAYMENT.

         (a) The principal balance of this Note may be prepaid, in whole or (subject to the provisions of subsection (b) of this Section) in part, upon: (i) not less than thirty (30) days prior written notice to Payee specifying the date on which prepayment is to be made (the "PREPAYMENT DATE"); (ii) payment of accrued interest to and including the Prepayment Date; and (iii) payment of all other sums then due under this Note, the Mortgage and the other Loan Documents to the extent then payable, including, without limitation, sums specified in
Section 10 hereof.

         (b) Provided that no Event of Default exists, partial prepayments of principal may be made in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00) in accordance with subsection (a) of this Section.


         10. DEFERRED FINANCING FEE. Upon the earlier to occur of (i) payment in full of all amounts due under this Note, (ii) the Applicable Maturity Date, or (iii) acceleration of payment of all amounts due under this Note in accordance with Section 7 above, Maker shall pay to Payee an amount (the "DEFERRED FINANCING FEE") equal to one percent (1%) of the Loan; PROVIDED, HOWEVER, that if Maker procures and closes new financing with Payee for the Property to repay the Loan or, if at the time of refinancing, repayment or maturity, Payee does not offer or provide a long-term fixed-rate hotel loan program, then the foregoing Deferred Financing Fee shall be waived.


         11.   LIMITATIONS ON RECOURSE.

         (a) Subject to the qualifications set forth in this Section, neither Maker nor Guarantor nor any member, manager, partner, shareholder, officer or director of either of them shall be personally liable either at law or in equity for the repayment of the Debt or the failure of performance of any other obligation evidenced by this Note or contained in the Mortgage or the other Loan Documents, and Payee will satisfy any judgments, orders or decrees on account of the failure to repay the Debt and/or the failure to perform any such obligation, from the Property and any other real or personal property, tangible or intangible, as the Maker, Guarantor or any other entity shall have pledged or assigned to secure this Note by any of the Loan Documents, except that Payee may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Payee to enforce and realize upon this Note, the Mortgage, the other Loan Documents, and the interests in the Property and any other collateral given to Payee pursuant to the Mortgage and the other Loan Documents; PROVIDED, HOWEVER, that, except as specifically provided in this Section, any judgment in any such action or proceeding shall be enforceable against Maker only to the extent of Maker's interest in the



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Property and in any other collateral given to Payee. Payee, by accepting this
Note, the Mortgage,and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Maker in any such action or proceeding, under, by reason of or in connection with the Mortgage, the other Loan Documents or this Note. The provisions of this Section shall not, however:
(1) constitute a waiver, release or impairment of any obligation evidenced or secured by the Mortgage, the Assignment, the Environmental Agreement, the Guaranty Agreement, the Reserve or the Other Security Documents or this Note;
(2) impair the right of Payee to name Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (3) affect the validity or enforceability of any of the Loan Documents or the guaranty or indemnity made in connection therewith; (4) impair the right of Payee to obtain the appointment of a receiver; (5) impair the enforcement of the Assignment; or (6) impair the right of Payee to bring suit with respect to fraud or misrepresentation by Maker, any Guarantor or any other person or entity in connection with the Mortgage, this Note, the Assignment, the Environmental Agreement, the Guaranty Agreement, the Reserve or the Other Security Documents.

         (b) Nothing herein shall be deemed to be a waiver of any right which Payee may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the debt owing to Payee in accordance with this Note and other the other Loan Documents.

         (c) Notwithstanding the foregoing provisions of this Section or any other provision in the Loan Documents, Maker and Guarantor, jointly and severally, shall be fully liable for and shall indemnify Payee for any or all loss, cost, liability, judgment, claim, damage or expense sustained, suffered or incurred by Payee (including, without limitation, Payee's attorneys' fees) arising out of or attributable or relating to (collectively and inclusive of (i) through (xiv) hereof):

             (i) fraud or misrepresentation by Maker or Guarantor in connection with the Loan;

             (ii) the gross negligence or willful misconduct of Maker or Guarantor, their respective agents, managers or officers with respect to their obligations to Payee or with respect to the operation of the Property, or the physical waste of the Property;

             (iii) the breach of provisions in the Mortgage concerning Environmental Laws or Hazardous Substances, and any indemnification of Payee therein, in the Environmental Agreement or in any other Loan Document with respect to such Environmental Laws or Hazardous Substances;

             (iv) the removal or disposal of any portion of the Property after default under this Note, the Mortgage or any other Loan Document;



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             (v) the misapplication or conversion by Maker of: (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property; (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Property; or (C) rents, issues, profits, proceeds, accounts or other amounts received by Maker (in the case of clause (C), following an Event of Default under this Note, the Mortgage or any of the other Loan Documents);

             (vi) Maker's failure to pay taxes, assessments, charges for labor or materials or other charges that result in liens on any portion of the Property; provided, however, that Maker's and Guarantors' liability hereunder shall cease with respect to such amounts incurred from and after such time, if any, that Payee obtains legal and beneficial title to the Property;

             (vii) the deductible amount in respect of any insurance maintained in respect of the Property; provided, however, that Maker's and Guarantor's liability hereunder shall cease with respect to such amounts incurred from and after such time, if any, that Payee obtains legal and beneficial title to the Property;

             (viii) the costs incurred by Payee (including attorneys' fees) in connection with the collection or enforcement of the Debt;

             (ix) any security deposits, advance deposits or retained rents and profits collected with respect to the Property which are not delivered to Payee upon a foreclosure of the Property or action in lieu thereof;

             (x) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance or Asbestos on, from, or affecting the Property or any other property, regardless of when discovered, which occurs prior to foreclosure, transfer by deed in lieu of foreclosure or the appointment of a receiver by Payee;

             (xi) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance or Asbestos;

             (xii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance or Asbestos;

             (xiii) any violation of the Environmental Laws, regardless of when discovered, which occurs prior to foreclosure, transfer by deed in lieu of foreclosure or the appointment of a receiver by Payee, and which are based upon or in any way related to such Hazardous Substance or Asbestos including, without limitation, the costs and expenses of any remedial action, reasonable out-of-pocket attorney's and consultant's fees, investigation and laboratory fees, court costs, and litigation expenses; and


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             (xiv) Maker fails to comply with the provisions of Sections 11 or
13 of the Mortgage.

In addition to the foregoing, the agreement of Payee not to pursue recourse liability as set forth in subsection (b)(i) above SHALL BE AND BECOME NULL AND VOID and shall be of no further force or effect if: (1) Maker fails to permit reasonable on-site inspections of the Property upon reasonable advance oral notice or to provide financial reports and information pertaining to the Property as required by any Loan Document, unless such failure is the result of a good faith error and such failure is cured within ten (10) days after notice;
(2) any financial information concerning Maker or Guarantor provided by Maker or Guarantor (or their respective agents, employees, or authorized representatives) is fraudulent in any respect, contains any fraudulent information or misrepresents in any material respect the financial condition of Maker or Guarantor; (3) Maker fails to obtain Payee's prior written consent, if consent is required under any Loan Document, to any subordinate financing; (4) Maker fails to obtain Payee's prior written consent, if consent is required under any Loan Document, to any transfer of the Property or of any ownership interest in Maker; and (5) Maker or its Managing Member files for relief or protection under any federal, state or other bankruptcy, insolvency, reorganization or other creditor-relief laws, or an involuntary filing or petition is made under any of such laws, against Maker by any of its creditors (other than Payee) and such involuntary filing is not unconditionally dismissed or vacated within ninety
(90) days.

         (d) Nothing in this Section shall be interpreted or construed to impair, limit the liability of or otherwise affect the terms, conditions, requirements and obligations of Guarantor under that certain Guaranty Agreement dated as of the date hereof or Maker or Guarantor under the Environmental Agreement.


         12. NO USURY.   This Note is subject to the express condition that at
no time shall Maker be obligated or required to pay interest on the Debt or loan charges at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest or loan charges on the Debt or loan charges at a rate in excess of such maximum rate, the rate of interest or loan charges under this Note shall be deemed to be immediately reduced to such maximum rate and the interest or loan charges payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments or loan charges in reduction of the principal balance of this Note. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.


         13. TRANSFERS NOT PERMITTED. Without the prior written consent of Payee,

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Maker shall not sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer, or permit the transfer of, directly or indirectly, the Property or ownership interests of Maker, except as permitted in the Mortgage.


         14. AUTHORITY. Maker represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgage and the other Loan Documents and that this Note, the Mortgage and the other Loan Documents constitute valid and binding obligations of Maker.


         15. NOTICE.   All notices or other communications required or permitted
to be given pursuant hereto shall be given in the manner specified in the Mortgage directed to the parties at their respective addresses as provided therein.


         16. WAIVER OF JURY TRIAL. MAKER AND PAYEE EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE, THE MORTGAGE, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER AND PAYEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE. MAKER AND PAYEE EACH ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER.


         17. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles, and the applicable laws of the United States of America.


         18. EXTENSION OF TIME. Maker consents to any extension of time for the payment hereof, release of all or any part of the security for the payment hereof or release of any party liable for Maker's liabilities or Maker's obligations under the Loan Documents. Any such extension or release may be made without notice to Maker and without discharging Maker's liability.


         19. TIME OF ESSENCE. Time is of the essence of each liability and obligation of Maker hereunder.


         20. CERTAIN WAIVERS. To the fullest extent permitted by law, Maker and all guarantors, sureties and endorsers, severally waive all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also severally waive diligence,



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valuation and appraisement, presentment for payment, protest and demand, notice of protest, notice of default, notice of intention to accelerate all sums under this Note or the Loan Documents, notice of acceleration of all sums under this Note or the Loan Documents, demand and dishonor and diligence in collection and nonpayment of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note (except notice of default as specifically provided for in the Mortgage or the Loan Documents and any notices which may not be lawfully waived under applicable Ohio law). To the fullest extent permitted by law, Maker further waives all benefit that might accrue to Maker by virtue of any present or future laws exempting the Property, or any other property, real or personal, or the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution to be issued on any judgment recovered on this Note or in any action to foreclose the Mortgage, injunction against sale pursuant to power of sale, exemption from civil process or extension of time for payment.


         21. EFFECT OF WAIVER. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any other Loan Document shall impair any right, power or remedy which Payee may have, nor shall any such delay be construed to be a waiver of any of such rights, powers or remedies, or an acquiescence in any breach or default under this Note or any other Loan Document, nor shall any waiver of any breach or default of Maker hereunder or under any other Loan Document be deemed a waiver of any default or breach subsequently occurring. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which Payee would otherwise have.


         22. SEVERABILITY OF PROVISIONS. In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.


         23. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Maker, Payee and their respective successors and assigns; provided, however, that, except as specifically provided herein or in the Mortgage, Maker may not, directly or indirectly, sell, assign or otherwise transfer all or any part of the Property or any interest therein, or any of Maker's rights and obligations under this Agreement, or take or permit any other action prohibited by Section 8 of the Mortgage, without the prior written consent of Payee, which Payee may give or withhold in its absolute discretion.


                  24. TRANSFER OF LOAN. Maker acknowledges that Payee may (a) fund the Loan through an affiliate, (b) sell or transfer interests in the Loan and the Loan Documents to one or more participants or special purpose entities,
(c) pledge Payee's interests in the Loan and the Loan Documents as security for one or more loans obtained by Payee or (d) sell or transfer Payee's interests in the Loan and the Loan Documents in connection with a securitization transaction at no cost to Maker. All documentation, financial statements, appraisals, reports and other data, or copies thereof, related to any loan application or commitment for the Loan, Maker,

Guarantor, the Property or the Loan, may be exhibited to and reviewed by any party that is reviewing the Loan for the purposes of purchasing, valuing or rating the Loan, provided that such reviewing party shall agree to keep such information strictly confidential to itself and its advisors. Upon any transfer or proposed transfer contemplated above and by the Loan Documents, at Payee's request, Maker shall provide an estoppel certificate to the investor or any prospective investor in such form, substance and detail as Payee, such investor or prospective investor may reasonably require.


         25. REMEDIES AVAILABLE. The remedies of Payee, as provided herein or in any other Loan Document, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Payee, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, and any waiver or release with reference to any one event shall not be construed as continuing or as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.


         26. MAKER'S COVENANTS. Maker agrees that (a) the obligation evidenced by this Note is an exempted transaction under the Truth-in-Lending Act, 15 U.S.C. ss. 1601, et seq. (1982); (b) said obligation constitutes a business loan within the purview of applicable Ohio law for the purpose of the application of any laws that distinguish between consumer loans and business loans and that have as their purpose the protection of consumers in the State of Ohio; and (c) it hereby waives any objections to venue.


         27.   MISCELLANEOUS.

         (a) No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who might be or become liable for the payment of all or any part of the Debt, under the Loan Documents.

         (b) This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

         (c) Whenever used, the singular number shall include the plural, the plural the singular, and the words "Payee" and "Maker" shall include their respective successors, assigns, heirs, executors and administrators, all to the extent provided in Section 23 hereof.

         (d) If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.


         28. SUBMISSION TO JURISDICTION. MAKER AND PAYEE EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY OHIO STATE OR FEDERAL COURT SITTING IN CUYAHOGA COUNTY OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND HEREBY AGREE NOT TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE FOREGOING COURTS. EITHER MAKER OR PAYEE MAY, AT ITS SOLE DISCRETION, ELECT THE STATE OF OHIO, CUYAHOGA COUNTY, OR THE UNITED STATES OF AMERICA FEDERAL DISTRICT COURT HAVING CUYAHOGA COUNTY AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. MAKER AND PAYEE EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM OR IMPROPER VENUE.


         29. SERVICE OF PROCESS. Process in any suit, action or proceeding of the nature referred to in Section 28 hereof may be served in any manner permitted by law and nothing herein shall limit Payee's right to bring proceedings against Maker in the courts of any other jurisdiction.




                      [SIGNATURE APPEARS ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, Maker has duly executed and delivered this Mortgage Note under seal on the day and year first above written.


                     MAKER:

                     SOLON HOTEL LLC, a New York limited liability company

                     By: Essex Hotel LLC, a New York limited liability company, its managing member

                          By: Essex Hospitality Associates IV L.P., a New York limited partnership, its managing member


                                By:  Essex Partners Inc., a New York
                                     corporation, its general partner


                                     By: /s/ Barbara J. Purvis
(SEAL)
                                     Name:    Barbara J. Purvis
                                     Title:   Senior Vice President

                                    EXHIBIT A


         "NOI" means, for any period of time, the excess of Gross Revenues for the period over Deductions for the period adjusted by the Underwriting Standards.

         "DEDUCTIONS" shall mean the aggregate of the following items actually incurred by Maker, whether or not paid, during the twelve (12) month period ending one (1) month prior to the date on which NOI is to be calculated:

             (a) the cost of sales including, without limitation, salaries, wages, employee benefits, payroll taxes and other costs related to the Property's employees;

             (b) departmental expenses incurred at departments within the Property, administrative and general expenses and the cost of marketing incurred by the Property, advertising and business promotion incurred by the Property, all utility costs (including, without limitation, heat, light, power, water, and telephone), computer line charges, and routine repairs, maintenance and minor alterations treated as Deductions under the License Agreement (as defined below), or the Management Agreement (as defined below);

             (c) the cost of inventories and fixed asset supplies consumed in the operation of the Property;

             (d)  a reasonable reserve for uncollectible accounts receivable;

             (e) all costs and fees of independent professionals or other third parties who are retained by the Licensor to perform services required or permitted under the License Agreement;

             (f) all costs and fees of technical consultants and operational experts who are retained or employed by the Licensor for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Property at training and manpower development programs sponsored by the Licensor;

             (g) the base management fee under the Management Agreement and the base license fee under the License Agreement;

             (h) the Property's pro rata share of costs and expenses of the national and regional reservations system service under the License Agreement;

             (i) insurance costs and expenses as provided in the Mortgage or the License Agreement;

             (j) taxes, if any, payable by or assessed against the Manager related to the Manager's operation of the Property (exclusive of the Manager's income taxes and any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on the Manager) and all impositions;

             (k) transfers to any reserve account required pursuant to the Mortgage or the License Agreement;

             (l) lease payments and associated costs on any operating (as opposed to capital) leases of FF&E;

             (m) common area maintenance fees and improvement district assessments;

             (n) costs and expenses incurred by the Licensor in terminating its employees at the Property pursuant to the License Agreement; and

             (o) such other costs and expenses incurred by the Licensor or the Manager as are otherwise reasonably necessary for the proper and efficient operation of the Property.

         The term "Deductions" shall not include (a) debt service payments pursuant to any mortgage financing on the Property, (b) payments pursuant to equipment leases or other forms of financing obtained for the initial FF&E located in or connected with the Property or (c) rental payments pursuant to any ground lease.

         "GROSS REVENUES" shall mean all revenues and receipts of every kind derived from operating the Property and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of guest rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Property; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in any required reserve accounts or the other operating accounts of the Property; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any sale of the Property or from the refinancing of any debt encumbering the Property.

         "UNDERWRITING STANDARDS" shall mean the underwriting standards utilized to adjust the actual net operating income of the Property to comply with the Underwriting Standards of Payee for the Property, as follows:

         1. Gross Revenues shall not include interest or investment income. In addition, Gross Revenues shall be adjusted as may be reasonably required to normalize Gross Revenues in a manner in which a prudent "institutional hotel investor" would reasonably expect, and the Gross Revenues shall be further adjusted for underwriting purposes by multiplying the Gross Revenues, as adjusted above, times the ratio of (1) the Underwriting Occupancy Rate to (2) the Property Occupancy Rate (although in no event shall the ratio be greater than 1.00). Underwriting Occupancy Rate shall mean an occupancy rate equal to the lesser of the Property Occupancy Rate or 85% for the underwriting period. Property Occupancy Rate shall mean the actual occupancy rate for the Property for the underwriting period and shall be calculated by the rooms occupied by guests (including paid rooms occupied and complimentary rooms occupied) divided by the rooms actually available for rent during the underwriting period.

         2.  Deductions shall be adjusted as follows:

             (i) all real estate taxes, personal property taxes, sales, use or any other taxes attributable to the Property or the operations of the Property (collectively, the "Taxes") shall be based on a fully completed, occupied, functioning and assessed Property (including, without limitation, all build-out, personal property in place).

             (ii) if any ratio percentages used to calculate fees or
                  contributions (including, without limitation, the base and incentive management fees, base and incentive franchise fees, and the replacement reserve contribution, if any) under the Management Agreement, the License Agreement or under the Mortgage for the Property shall be scheduled to increase during any portion of the 24 month period following the Underwriting Period (the increased amount shall be the "Increased Fees and Contribution"), then the higher Increased Fees and Contribution on an annualized basis shall be used to calculate the Deductions with respect to the Property.

         3. In addition to, but not in duplication of, the adjustments set forth above, NOI for the Property may be further adjusted to reflect (1) the growth and/or decline in demand, (2) additions and/or deletions to supply and (3) penetration of the Property for the three year period commencing on the date of determination of the trailing 12 month period. The Property's stabilized NOI shall be adjusted, on a constant dollar basis, for the average daily rate and occupancy rate projected over the three year period commencing on the date of determination of the trailing 12 month period.

         4. In the event that Maker disputes Payee's calculation of adjustments set forth in paragraph 3 above, it shall submit its calculation to Payee with supporting detail and Payee shall have the right to either accept Maker's calculation or to submit both Payee's and Maker's adjustments as set forth in paragraph 3 above to the arbitrator (as selected below) to resolve the dispute. In the event Payee shall elect to submit a dispute to the arbitrator, Maker and Payee shall have ten (10) days to designate one and only one person to act as an arbitrator by written notice given to the other within such ten (10) day period. In the event that either side shall fail to select an arbitrator within such ten
             (10) day period, the arbitrator selected by the other shall be deemed the arbitrator to resolve the dispute. If both Maker and Payee timely select an arbitrator as stated above, the arbitrators so selected shall, within ten (10) days of their appointment, select a third arbitrator who shall resolve the dispute. Any arbitrator selected above shall be an appraiser with at least ten
             (10) years experience in appraising hotel properties. The cost of the arbitrator shall be shared equally between Maker and Payee.

         "LICENSE AGREEMENT" means the License Agreement to be issued under that Commitment Agreement to issue a Hampton Inn License Agreement dated as of November 6, 1995 ("License Commitment"), by and between Licensor and EHA IV, which, in accordance with that certain letter from Licensor to Lender dated June 27, 1997, will be reissued in the name of Mortgagor, pursuant to which Mortgagor has the right to operate the hotel located on the Property under a name and/or hotel system controlled by Licensor, or any successor agreement between Mortgagor and Licensor.

         "MANAGER" means Essex Partners Inc. a New York corporation.

         "LICENSOR" means Promus Hotels, Inc., a Delaware corporation.